Exhibit 99.1
Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2025 Financial Results

Launch of Inspire V system complete with strong revenue and profitability performance in the fourth quarter and FDA approval for 3.0T MRI compatibility

•Fourth quarter revenue growth of 12% and full year revenue growth of 14%
•Fourth quarter net income per diluted share of $4.66; adjusted net income per diluted share of $1.65
•Full year net income per diluted share of $4.89; adjusted net income per diluted share of $2.42
•Operating cash flow of $52.5 million in the fourth quarter with full year operating cash flow of $117.0 million

MINNEAPOLIS, Minnesota - February 11, 2026 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and year ended December 31, 2025.

“We are very excited with the strong finish to 2025. The team made excellent progress with the Inspire V launch, with clinical insights from the early phase of commercial adoption continuing to validate positive patient outcomes and improvements in therapy delivery,” said Tim Herbert, Chairman and CEO of Inspire Medical Systems. “Despite the dynamic reimbursement landscape, our strong fourth quarter execution positions us well as we enter 2026.”

“In the last week, we received clarification regarding the coding that should be used for the Inspire V procedure. Currently, healthcare centers and physicians should bill the most recent healthcare policies, be it a Medicare Administrative Contractor (MACs) or a commercial payor, and based on this clarification, we believe the code will transition to CPT code 64582 for the Inspire V procedure, including the use of a -52 modifier,” continued Mr. Herbert. “While we are disappointed with this result, this clarification provides direction for us going forward, and we will work with payers, including the MACs, government agencies, commercial payers and physician societies to attempt to minimize the impact to the physician fee from this change. Additionally, we are seeking a long-term solution, namely the creation of a separate CPT code that would support appropriate reimbursement for the Inspire V procedure. We remain focused on our commitment to put the patient first and deliver strong patient outcomes. We believe we have a differentiated product, a strong team and that we can drive long-term profitable growth and shareholder value.”

Fourth Quarter 2025 Financial Results (Fourth Quarter 2025 compared to Fourth Quarter 2024)

•Revenue increased 12% to $269.1 million primarily driven by growth at existing centers and new center additions.

•Gross margin increased 160 bps to 86.6% primarily due to increased sales volume as well as increased sales mix of the Inspire V system.

•Operating expenses increased 9%, or $15.0 million, to $186.9 million primarily driven by higher investments in patient marketing and education expenses, partially offset by lower R&D expenses.

•Operating income increased $14.2 million to $46.1 million, and operating margin was 17.1%. Adjusted operating income was $47.1 million, and adjusted operating margin was 17.5%.

•Income tax was a benefit of $85.8 million, primarily driven by the release of the valuation allowance against net deferred tax assets.

•Net income was $136.1 million and adjusted net income was $48.1 million.

•Net income per diluted share was $4.66 and adjusted net income per diluted share was $1.65.

•Adjusted EBITDA increased $16.6 million to $79.3 million.

Full Year 2025 Financial Results (Full Year 2025 compared to Full Year 2024)

•Revenue increased 14% to $912.0 million primarily driven by growth at existing centers and new center additions.

•Gross margin increased 70 bps to 85.4% primarily driven by increased sales volume as well as increased sales mix of the Inspire V system.

•Operating expenses increased $84.1 million to $727.8 million primarily driven by investments to build our commercial infrastructure, increased patient marketing and medical education expenses.

•Operating income increased $14.9 million to $51.0 million, and operating margin was 5.6%. Adjusted operating income was $66.2 million, and adjusted operating margin was 7.3%.

•Income tax was a benefit of $79.7 million, primarily driven by the release of the valuation allowance against net deferred tax assets allowance in the fourth quarter of 2025.

•Net income was $145.4 million and adjusted net income was $72.1 million.

•Net income per diluted share was $4.89 and adjusted net income per diluted share was $2.42.

•Adjusted EBITDA increased $42.8 million to $200.6 million.

Financial Condition

•Fourth quarter operating cash flow of $52.5 million and full year operating cash flow of $117.0 million.

•Share repurchases of $50 million in the fourth quarter, bringing the full year total to $175 million.

•As of December 31, 2025, cash, cash equivalents, and investments decreased $111.9 million to $404.6 million as compared to December 31, 2024.

Full Year 2026 Outlook

The Company is revising its previously announced revenue outlook to be in the range of $950 million to $1.0 billion, which represents expected annual growth of 4% to 10%. This widened and revised range reflects the estimated impact on the first quarter for coding uncertainty as well as the range of outcomes that exist by moving to CPT code 64582 with the –52 modifier and related physician reimbursement rates.

Additionally, the Company expects annual adjusted operating margin in the range of 6% to 8%, net income per diluted share in the range of $1.23 to $1.81 and adjusted net income per diluted share in the range of $1.85 to $2.35.

The Company’s outlook assumes an effective tax rate of approximately 44% to 49% and an adjusted effective tax rate of 26% to 28%, estimated weighted average diluted shares outstanding of approximately 29.4 million and capital expenditures between $45 million to $50 million.

Webcast and Conference Call

The Company will host a conference call after market close today, Wednesday, February 11, 2026, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI7cf46340089b42e6982e8a18b19d4126. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/m3be3sbt/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire Medical Systems is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first FDA, EU MDR, and PDMA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including without limitation, adjusted operating income, adjusted operating margin, adjusted income before income taxes, adjusted income tax expense, adjusted effective tax rate, adjusted net income, adjusted net income per diluted share ("EPS"), adjusted EBITDA, and adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

We define Adjusted operating income as operating income or loss adjusted for items that are not indicative of our ongoing operations. Operating income is the most directly comparable GAAP financial measure to adjusted operating income. We define adjusted operating margin in this release as adjusted operating income divided by revenue. Operating margin is the most directly comparable GAAP financial measure to adjusted operating margin. Adjusted income before income taxes is defined as income before income taxes, adjusted for items that are not indicative of our ongoing operations. Income before income taxes is the most directly comparable GAAP financial measure. Adjusted income tax expense is defined as income tax expense, adjusted for items that are not indicative of our ongoing operations. Adjusted effective tax rate is adjusted income tax expense divided by adjusted income before income taxes. Income tax expense is the most directly comparable GAAP financial measure. Adjusted net income is defined as net income or loss, adjusted for items that are not indicative of our ongoing operations. Net income is the most directly comparable GAAP financial measure to adjusted net income. Adjusted net income per diluted share is calculated as adjusted net income divided by the dilutive weighted average shares outstanding. Net income per diluted share is the most directly comparable GAAP financial measure to adjusted net income per diluted share. We define adjusted EBITDA as net income or loss, less interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, less non-operating income, adjusted for items that are not indicative of our ongoing operations. Net income is the most directly comparable GAAP financial measure to adjusted EBITDA. We define adjusted EBITDA margin in this release as adjusted EBITDA divided by revenue. Net income margin is the most directly comparable GAAP measure to adjusted EBITDA margin.] Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because we believe they are useful indicators of our operating performance and facilitate a more meaningful trend analysis without the distortion of various adjustment items. Management uses these measures principally as measures of our underlying operating performance, trends and for planning purposes, including the preparation of our annual operating plan and financial projections. We believe these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe these non-GAAP financial measures are useful to our management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered as an alternative to, or superior to, the most directly comparable GAAP financial measures, as measures of financial performance or cash flows from operations, as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using non-GAAP financial measures on a supplemental basis. These measures and their definitions are discussed in more detail below and our definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding potential impacts to our business associated with Inspire V reimbursement, our plans to obtain a long-term solution that would support appropriate reimbursement for Inspire V, and our expectations regarding our full year 2026 financial outlook (including without limitation expectations for the impacts of coding uncertainty and the range of outcomes from applying a CPT code 64582 with a modifier and other aspects to reimbursement, revenue, expected growth, adjusted operating margin, net income per diluted share, adjusted net income per diluted share, effective tax rate, adjusted effective tax rate, weighted average diluted shares outstanding and capital expenditures). In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: there may be uncertainty in, or changes to, billing codes to be used for our Inspire therapy, which could impact reimbursement rates and physician usage; our financial results may fluctuate significantly and may not fully reflect the underlying performance of our business; our history of operating losses and dependency on our Inspire therapy for revenues; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate and clear levels of coverage or reimbursement for our Inspire therapy or any future products we may seek to commercialize; competitive companies, technologies and pharmaceuticals in our industry; our involvement in current or future legal disputes or regulatory proceedings; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire therapy; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; our ability to accurately forecast customer demand for our Inspire therapy and manage our inventory; our dependence on third-party suppliers, vendors, and contract manufacturers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire therapy in markets outside of the U.S.; our ability to manage our growth; our ability to hire and retain our senior management and other highly qualified personnel; risk related to product liability claims and warranty claims; our ability to address quality issues that may arise with our Inspire therapy; our ability to successfully integrate any acquired business, products, or technologies; changes in global macroeconomic trends; our business model and strategic plans for products, technologies and business, including our implementation thereof; the impact of glucagon-like peptide 1 class of drugs on demand for our Inspire therapy; risks related to information technology and cybersecurity; our ability to commercialize or obtain regulatory approvals for our Inspire therapy, or the effect of delays in commercializing or obtaining regulatory approvals; and FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally.

Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and as will be further updated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$269,077	$239,718	$911,981	$802,804
Cost of goods sold	36,071	35,988	133,225	122,986
Gross profit	233,006	203,730	778,756	679,818
Operating expenses:
Research and development	24,942	30,336	103,165	114,128
Selling, general and administrative	161,953	141,510	624,637	529,607
Total operating expenses	186,895	171,846	727,802	643,735
Operating income	46,111	31,884	50,954	36,083
Other (income) expense:
Interest and dividend income	(4,000)	(5,552)	(17,536)	(23,247)
Interest expense	122	22	137	22
Other expense (income), net	(330)	778	2,656	855
Total other income	(4,208)	(4,752)	(14,743)	(22,370)
Income before income taxes	50,319	36,636	65,697	58,453
Income tax (benefit) expense	(85,771)	1,412	(79,725)	4,944
Net income	136,090	35,224	145,422	53,509
Other comprehensive income (loss):
Foreign currency translation loss	(128)	(151)	(296)	(65)
Unrealized (loss) gain on investments	(47)	(1,013)	224	(199)
Total comprehensive income	$135,915	$34,060	$145,350	$53,245
Basic net income per share	$4.70	$1.18	$4.95	$1.80
Diluted net income per share	$4.66	$1.15	$4.89	$1.75
Basic weighted average shares outstanding	28,942,778	29,827,947	29,368,892	29,763,395
Diluted weighted average shares outstanding	29,218,099	30,751,338	29,757,036	30,543,274

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$104,813	$150,150
Investments, short-term	203,455	295,396
Accounts receivable, net of allowance for credit losses of $1,080 and $880, respectively	119,692	93,068
Inventories, net	145,293	80,118
Prepaid expenses and other current assets	10,399	12,074
Total current assets	583,652	630,806
Investments, long-term	96,330	70,995
Property and equipment, net	97,872	71,925
Operating lease right-of-use assets	23,532	23,314
Deferred tax assets	88,667	13
Other non-current assets	17,264	11,330
Total assets	$907,317	$808,383
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$36,565	$38,687
Accrued expenses	59,490	49,814
Total current liabilities	96,055	88,501
Operating lease liabilities, non-current portion	29,998	30,039
Other non-current liabilities	104	148
Total liabilities	126,157	118,688
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized; 28,579,015 and 29,740,176 shares issued and outstanding at December 31, 2025 and 2024, respectively	29	30
Additional paid-in capital	927,159	981,043
Accumulated other comprehensive income	464	536
Accumulated deficit	(146,492)	(291,914)
Total stockholders' equity	781,160	689,695
Total liabilities and stockholders' equity	$907,317	$808,383

Inspire Medical Systems, Inc.
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands, except share and per share amounts)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Net income (loss)	$2,992	$(3,592)	$9,932	$136,090	$145,422
Stock-based compensation expense(1)	—	8,385	—	—	8,385
Legal fees(2)	—	1,305	969	770	3,044
Asset impairment charge(3)	—	4,046	—	—	4,046
Release of valuation allowance(4)	—	—	—	(88,751)	(88,751)
Adjusted net income	$2,992	$10,144	$10,901	$48,109	$72,146

(1) Represents accelerated stock-based compensation expense for certain employees who are retirement eligible in accordance with the implementation of changes to the treatment of equity awards under the Inspire Medical Systems, Inc. 2018 Incentive Award Plan upon the holder's death, disability, or retirement.
(2) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(3) Represents a non-cash impairment of a strategic investment, which does not reflect costs associated with our ongoing operations, and was recorded in other expense (income), net in the consolidated statements of operations and comprehensive income (loss).
(4) Non-recurring income tax benefit of the release of the valuation allowance against net deferred tax assets.

Reconciliation of GAAP Net Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income Per Diluted Share

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Net income (loss) per diluted share	$0.10	$(0.12)	$0.34	$4.66	$4.89
Stock-based compensation expense(1)	—	0.28	—	—	0.28
Legal fees(2)	—	0.04	0.03	0.03	0.10
Asset impairment charge(3)	—	0.14	—	—	0.14
Release of valuation allowance(4)	—	—	—	(3.04)	(2.99)
Adjusted net income per diluted share	$0.10	$0.34	$0.37	$1.65	$2.42

(1) Represents accelerated stock-based compensation expense for certain employees who are retirement eligible in accordance with the implementation of changes to the treatment of equity awards under the Inspire Medical Systems, Inc. 2018 Incentive Award Plan upon the holder's death, disability, or retirement.
(2) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(3) Represents a non-cash impairment of a strategic investment, which does not reflect costs associated with our ongoing operations, and was recorded in other expense (income), net in the consolidated statements of operations and comprehensive income (loss).
(4) Non-recurring income tax benefit of the release of the valuation allowance against net deferred tax assets.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Net income (loss)	$2,992	$(3,592)	$9,932	$136,090	$145,422
Interest and dividend income	(5,066)	(4,486)	(3,984)	(4,000)	(17,536)
Interest expense	—	4	11	122	137
Income tax expense (benefit)	1,167	1,260	3,619	(85,771)	(79,725)
Depreciation and amortization	3,044	3,414	3,677	3,822	13,957
EBITDA	2,137	(3,400)	13,255	50,263	62,255
Stock-based compensation expense(1)	31,056	41,724	29,468	28,011	130,259
Legal fees(2)	—	1,736	1,289	1,025	4,050
Asset impairment charge(3)	—	4,046	—	—	4,046
Adjusted EBITDA	$33,193	$44,106	$44,012	$79,299	$200,610

(1) Total stock-based compensation expense.
(2) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(3) Represents a non-cash impairment of a strategic investment, which does not reflect costs associated with our ongoing operations, and was recorded in other expense (income), net in the consolidated statements of operations and comprehensive income (loss).
Reconciliation of GAAP Net Income (Loss) Margin to Non-GAAP Adjusted EBITDA Margin

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Net income (loss) margin(1)	1.5%	(1.7)%	4.5%	50.7%	16.0%
Interest and dividend income	(2.5)%	(2.1)%	(1.8)%	(1.5)%	(1.9)%
Interest expense	—%	—%	—%	—%	—%
Income tax expense (benefit)	0.6%	0.6%	1.6%	(31.9)%	(8.7)%
Depreciation and amortization	1.5%	1.6%	1.6%	1.4%	1.5%
Stock-based compensation expense(2)	15.4%	19.2%	13.1%	10.4%	14.3%
Legal fees(3)	—%	0.8%	0.6%	0.4%	0.4%
Asset impairment charge(4)	—%	1.9%	—%	—%	0.4%
Adjusted EBITDA margin(5)	16.5%	20.3%	19.6%	29.5%	22.0%

(1) Net income margin is calculated as net income divided by total revenue.
(2) Total stock-based compensation expense.
(3) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(4) Represents a non-cash impairment of a strategic investment, which does not reflect costs associated with our ongoing operations, and was recorded in other expense (income), net in the consolidated statements of operations and comprehensive income (loss).
(5) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (Loss)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Operating (loss) income	$(1,485)	$(3,316)	$9,644	$46,111	$50,954
Stock-based compensation expense(1)	—	11,155	—	—	11,155
Legal fees(2)	—	1,736	1,289	1,025	4,050
Adjusted operating (loss) income	$(1,485)	$9,575	$10,933	$47,136	$66,159

(1) Represents accelerated stock-based compensation expense for certain employees who are retirement eligible in accordance with the implementation of changes to the treatment of equity awards under the Inspire Medical Systems, Inc. 2018 Incentive Award Plan upon the holder's death, disability, or retirement.
(2) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.

Reconciliation of GAAP Operating Margin to Non-GAAP Adjusted Operating Margin

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Operating margin(1)	(0.7)%	(1.5)%	4.3%	17.1%	5.6%
Stock-based compensation expense(2)	—%	5.1%	—%	—%	1.3%
Legal fees(3)	—%	0.8%	0.6%	0.4%	0.4%
Adjusted operating margin(4)	(0.7)%	4.4%	4.9%	17.5%	7.3%
(1) Operating margin is calculated as operating income (loss) divided by total revenue.
(2) Represents accelerated stock-based compensation expense for certain employees who are retirement eligible in accordance with the implementation of changes to the treatment of equity awards under the Inspire Medical Systems, Inc. 2018 Incentive Award Plan upon the holder's death, disability, or retirement.
(3) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(4) Adjusted operating margin is calculated as adjusted operating margin divided by total revenue.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted Income Before Income Taxes

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Income (loss) before income taxes	$4,159	$(2,332)	$13,551	$50,319	$65,697
Stock-based compensation expense(1)	—	11,155	—	—	11,155
Legal fees(2)	—	1,736	1,289	1,025	4,050
Asset impairment charge(3)	—	4,046	—	—	4,046
Adjusted income before income taxes	4,159	$14,605	$14,840	$51,344	$84,948

(1) Represents accelerated stock-based compensation expense for certain employees who are retirement eligible in accordance with the implementation of changes to the treatment of equity awards under the Inspire Medical Systems, Inc. 2018 Incentive Award Plan upon the holder's death, disability, or retirement.
(2) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(3) Represents a non-cash impairment of a strategic investment, which does not reflect costs associated with our ongoing operations, and was recorded in other expense (income), net in the consolidated statements of operations and comprehensive income (loss).

Reconciliation of GAAP Income Tax Expense (Benefit) to Non-GAAP Adjusted Income Tax Expense

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Income tax expense (benefit)	$1,167	$1,260	$3,619	$(85,771)	$(79,725)
Stock-based compensation expense	—	2,770	—	—	2,770
Legal fees	—	431	320	255	1,006
Release of valuation allowance(1)	—	—	—	88,751	88,751
Adjusted income tax expense	$1,167	$4,461	$3,939	$3,235	$12,802
(1) Non-recurring income tax benefit of the release of the valuation allowance against net deferred tax assets.

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Adjusted Effective Tax Rate

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2025	2025	2025	2025	2025
Effective tax rate(1)	28.1%	(54.0)%	26.7%	(170.5)%	(121.4)%
Stock-based compensation expense	—%	73.1%	—%	—%	4.2%
Legal fees	—%	11.4%	(0.2)%	0.5%	1.5%
Release of valuation allowance(2)	—%	—%	—%	176.3%	130.8%
Adjusted effective tax rate(3)	28.1%	30.5%	26.5%	6.3%	15.1%

(1) Effective tax rate is calculated by dividing income tax expense (benefit) by income before income taxes.
(2) Non-recurring income tax benefit of the release of the valuation allowance against net deferred tax assets.
(3) Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted income before income taxes.

Full Year 2026 Outlook
Reconciliation of Full Year 2026 Outlook of Estimated Net Income per Diluted Share
to Adjusted Net Income per Diluted Share

	Outlook Full Year 2026			Tax Rate Outlook Full Year 2026
	Low Range		High Range	Low Range		High Range
Net income per diluted share	$1.23	–	$1.81	49.0%	–	44.0%
Legal fees(1)	0.12	–	0.08	(1.0)%	–	(1.0)%
Tax impact of stock-based compensation(2)	0.50	–	0.46	(20.0)%	–	(17.0)%
Adjusted net income per diluted share	$1.85	–	$2.35	28.0%	–	26.0%

(1) These costs represent legal-related expenses related to (a) a civil investigative demand from the Department of Justice, (b) a patent infringement suit that we filed against Nyxoah S.A. and its wholly-owned subsidiary, Nyxoah, Inc. ("Nyxoah"), and (c) a patent infringement suit brought against us by Nyxoah. These costs do not reflect costs associated with our normal ongoing operations.
(2) Represents the estimated tax impact of permanent differences that arise between the expense recognized for financial reporting of stock-based compensation awards and the tax deduction the Company receives (tax windfall or shortfall). Accounting standards codification guidance requires that any excess or deficient tax deduction for stock-based compensation be immediately recorded within income tax expense. These amounts represent the estimated discrete tax impact for stock-based compensation during the period presented.